UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

January 25, 2006 (January 19, 2006)

Date of Report (Date of earliest event reported)

INVESTMENT TECHNOLOGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32722	95-2848406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

380 Madison Avenue New York, New York		10017
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 588-4000.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 19, 2006, the Board of Directors of Investment Technology Group, Inc. (the “Company”) revised the compensation arrangement for the non-employee directors of the Company, effective as of January 1, 2006.  In connection with the new director compensation plan, the Board of Directors adopted the Directors’ Equity Subplan (the “Equity Plan”), which is filed herewith.

The annual cash retainer for non-employee directors will be $60,000 ($90,000 for the Lead Director).  Meeting fees will be $1,000 per Board meeting and each Board Committee meeting.  Annual Board Committee Chair retainers shall be $9,000 for the Audit Committee Chair, $7,000 for the Compensation Committee Chair, and $5,000 for any other Board Committee Chairs.

The Equity Plan provides for the grant of options and restricted share units to non-employee directors of the Company.  Under the Equity Plan, a newly appointed non-employee director will be granted (A) stock options valued at $100,000 and (B) restricted share units valued at $100,000 at the time of appointment to the Board of Directors.  In addition, non-employee directors will be granted (A) stock options valued at $36,000 and (B) restricted share units valued at  $36,000 annually, on the forty fifth (45th) day following each of the Company’s annual meetings of shareholders.   All stock options will expire five years after the date of grant and will have an exercise price equal to the fair market value of the Company’s stock at the time of grant.  All stock options and restricted share units will vest in three equal annual installments, beginning on the first anniversary of the date of grant.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits

1.1                                 Investment Technology Group, Inc. Directors’ Equity Subplan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTMENT TECHNOLOGY GROUP, INC.

Dated: January 25, 2006	By:	/s/ Howard C. Naphtali
Howard C. Naphtali
Managing Director, Chief Financial Officer, and
Duly Authorized Signatory of Registrant

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Investment Technology Group, Inc. Directors’ Equity Subplan